CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (“Agreement”) is entered into effective as of January 5, 2009 (“Effective Date”), between EnergyConnect Group, Inc. (“Company”), an Oregon corporation, and Kevin R. Evans (“Employee”).

RECITALS

The Compensation Committee and the Board of Directors of the Company have determined that it is in the best interests of the Company, and its shareholders, to provide Employee with an incentive to accept and continue his employment with the Company, and to offer certain protections to Employee should the Company experience a Change of Control and his employment is terminated.

The Board of Directors of the Company further recognizes that the possibility of a Change of Control of the Company can be unsettling to its executives and believes it important that Employee continues to perform his regular duties, objectively assess proposals which might ultimately lead to a Change of Control, and continue to advise the Board as to the best interests of the Company and its shareholders, and further to take such other actions regarding such potential proposals as the Board may deem appropriate.

The Board of Directors wishes to ensure that Employee receives fair compensation for his willingness to remain with the Company during such periods of time in which equity recapitalization and proposals or discussions relating to a potential Change of Control may be taking place.

NOW, THEREFORE, Company and Employee agree as follows:

1.           At-Will Employment.  The relationship of Employee with the Company continues to be at-will in nature.  Both the Company and Employee shall have the right to terminate Employee’s employment with the Company, at any time, with or without cause.  Nothing in this Agreement is intended to confer upon Employee any right to continue in the employ of the Company prior to, or after a Change of Control of the Company, or shall, in any way, limit the rights of the Company, except as expressly set forth herein, to terminate Employee at any time prior to, or after the date of a Change of Control of the Company, with or without cause.

2.           Change of Control Separation Benefits.  In the event that Employee’s employment with the Company is involuntarily terminated without cause, or if Employee resigns for Good Reason during the Change of Control Period, then the Company shall: (i) pay to Employee an amount equal to 100 percent (100%) of Employee’s then-current Target Compensation in an amount equal to twelve (12) months of the Target Compensation, and (ii) all of Employee’s stock options currently outstanding and unvested shall become immediately and fully vested.  Such amounts due under (i) will be paid within thirty (30) days following the effective date of Employee’s separation from the employ of the Company.  The Employee will have no duty to mitigate by seeking other employment during the period of payment of separation benefits, nor will such benefits be reduced or offset by any such future earnings of the Employee through subsequent employment.  The Company shall also provide, at its expense, COBRA benefits to Employee for that period pursuant to applicable law following the date of Employee’s effective date of separation from the employ of the Company; provided, however, that such benefits shall end in the event that similar benefits are provided by any new employer of Employee.

Page 1 - CHANGE OF CONTROL AGREEMENT

3.           Definitions.

3.1           Cause.  For purposes of this Agreement, “Cause” shall mean Employee’s dishonesty or willful neglect of duties regularly associated with his position; willful violations of policies of the Company; fraudulent or criminal activity; any act of morale turpitude; any act of direct competition with the Company; excessive unexcused absenteeism; or any material violation of this Agreement, including but not limited to any violation of any non-solicitation or confidentiality provisions of this Agreement.

3.2           Change of Control.  For purposes of this Agreement, “Change of Control” shall mean:

(a)           A tender offer or exchange offer made and consummated for ownership of the Company’s stock representing fifty percent (50%) or more of the combined voting power of the Company’s outstanding securities;

(b)           The sale or transfer of assets representing fifty percent (50%) or more of the net book value and of the fair market value of the Company’s consolidated assets (either in a single transaction or in a series of related transactions), other than as provided in Section 3.2(c) to another entity which is not a wholly owned subsidiary of the Company;

(c)           Any merger or consolidation of Employer with any other corporation (or entity) where fifty percent (50%) or less of the outstanding voting shares of the surviving or resulting corporation (or voting rights of any other entity) are owned in the aggregate by Company’s former shareholder(s));

(d)           A successful tender offer, exchange offer, merger, sale of assets and/or election which results in a change of fifty percent (50%) or more of the composition of the Company’s Board of Directors; or

(e)           The exercise of warrants, stock options or other derivative of Company’s securities, which upon exercise would cause the exercising party or parties in a series of related transactions to own fifty percent (50%) or more of the outstanding shares of the Company.

3.3           Change of Control Period.  For purposes of this Agreement, “Change of Control Period” shall mean the period of time starting six (6) months prior to the date any Change of Control is effected, and ending twenty-four (24) months following such Change of Control.

Page 2 - CHANGE OF CONTROL AGREEMENT

3.4           Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any material reduction of the Employee’s then-existing annual base salary, annual bonus target, or package of benefits and incentives provided to the Employee, other than as agreed to by Employee; any material reduction of the Employee’s duties, responsibilities, authorities, reporting structures, titles or offices; or any request that the Employee relocate to a worksite that would increase the Employee’s one-way commute distance by more than twenty-five (25) miles from his then-principal place of residence, unless the employee voluntarily accepts such relocation opportunity.

3.5           Target Compensation.  For purposes of this Agreement, “Target Compensation” means the Employee’s salary at the time of separation of employment, plus any bonus that the Employee would have earned for that year had the targets for such bonuses been met.

4.           Severance Benefits.  Employee is a party to a certain Employment Agreement with the Company dated January 5, 2009.  Should Employee separate from the employ of the Company and become eligible for certain severance benefits as set forth in that Agreement, then Employee will not be entitled to any Change of Control separation benefits as set forth herein.

5.           Successors and Assigns.  Any successor to the Company, whether direct or indirect, and whether by Change of Control, purchase, merger consolidation, liquidation of all or substantially all of the Company’s business and/or assets, shall assume all obligations of the Company under this Agreement and shall agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a successor.

6.           Nondisclosure of Confidential Information.  Employee understands and acknowledges that while employed by the Company he has had access to business and marketing records and information of the Company that are valuable and unique assets of the Company’s business, and that are confidential in nature.  Such confidential information includes, but is not limited to, the identity, capabilities, needs and credit information of the Company’s suppliers and customers; merchandising methods, cost and pricing schedules and techniques; business systems and methods; financial information; marketing information and plans; and the buying and selling habits and relative value of certain suppliers and customers, together with certain profitable combinations of suppliers and customers.  Employee agrees, either while continued to be employed by the Company or any time thereafter, not to use or disclose any such information or records to any other person or business entity.  This prohibition against the use or disclosure of confidential information shall apply regardless of whether such information is received, used or disclosed through an original or copy of any document or record, through any type of computer-generated data or electronic storage and retrieval system, or from Employee’s memory.

7.           Non-Solicitation of Customers.  Should Employee become eligible for benefits under this Agreement, then he agrees that for a period of two (2) years following the effective date of any separation from employment from the Company, he shall not, either directly or indirectly, solicit business from, or transact any business with, any customers of the Company.  This restriction shall apply only to products bought or sold by the Company during the last two (2) years of Employee’s employment.  The geographic scope of this provision is intended to include wherever such customers are located.

Page 3 - CHANGE OF CONTROL AGREEMENT

8.           Agreement Not To Solicit Employees.  In the event that Employee becomes entitled to benefits pursuant to this Agreement, then Employee agrees that, for a period of two (2) years following the effective date of separation from the employment of the Company, he shall not solicit, directly or indirectly, any employee of the Company to work for or with Employee, or to work for or with any other entity or company in competition with the Company.

9.           Term of Agreement.  This Agreement shall commence on the Effective Date and shall continue in effect until December 31, 2011 (“Initial Term”), provided, however, that commencing on the first day of the new year following the Initial Term, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1 date, the Company or Employee shall have given notice that this Agreement shall not be extended (provided that no such notice may be given by the Company during the pendency of a potential Change of Control); and provided, further, that this Agreement shall continue in effect for a period of 24 months beyond the term provided herein if a Change of Control of the Company, as defined in Section 3.2, shall have occurred during such term. Notwithstanding anything in this Section 9 to the contrary, this Agreement shall terminate if Employee or the Company terminate Employee’s employment prior to a Change of Control.  In addition, the Company may terminate this Agreement during Employee’s employment if, prior to a Change of Control, Employee ceases to hold Employee’s current position with the Company.

10.           Entire Agreement.  This document sets forth the entire agreement between the parties relating to the issues set forth herein, and may not be changed verbally, but only by an agreement in writing signed by both parties.

11.           Scope of Agreement.  Should a court find any part of this Agreement to be invalid or unreasonable in its scope or operation, the remainder of this Agreement, including any portion of the challenged provision found to be reasonable, shall remain fully enforceable.

12.           Court Enforcement.  Should a court find any part of this Agreement to be overly  broad or unreasonable in time, scope or area, such court shall nonetheless enforce the Agreement to the extent determined to be reasonable.

13.           Governing Law.  This Agreement shall be construed in accordance with, and governed for all purposes by, the laws of the State of Oregon.

Page 4 - CHANGE OF CONTROL AGREEMENT

14.           Signatures.  This Agreement may be signed in counterparts.  A fax transmission of a signature page will be considered an original signature page.  At the request of a party, the other party will confirm a fax-transmitted signature page by delivering an original signature page to the requesting party

ENERGYCONNECT GROUP, INC.	EMPLOYEE

By:	/s/ Kevin R. Evans
Title:	Print Name: Kevin R. Evans
Date:	Date:

Page 5 CHANGE OF CONTROL AGREEMENT